UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2025

Performance Food Group Company

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37578	43-1983182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12500 West Creek Parkway Richmond, Virginia		23238
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 484-7700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PFGC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Changes

On December 17, 2025, George L. Holm, Chairman and Chief Executive Officer of Performance Food Group Company (the “Company”) notified the Company of his intention to retire and resign from his position as Chief Executive Officer, effective January 1, 2026. On the same date, the Board of Directors of the Company (the “Board”) elected Scott E. McPherson as Chief Executive Officer and President of the Company, effective January 1, 2026. Also on December 17, 2025, the Board increased the size of the Board from 13 to 14 directors and elected Scott E. McPherson to the Board, in each case, effective January 1, 2026. The Board also elected Mr. Holm, the current Chairman of the Board, as Executive Chair of the Board, effective January 1, 2026.

Mr. McPherson, age 55, has served as the Company’s President and Chief Operating Officer since January 2025, having previously served as Executive Vice President and Chief Field Operations Officer since December 2023, Executive Vice President (PFG) and President & CEO of the Company’s Convenience segment from August 2022 to December 2023, after serving as President and CEO of Core-Mark International since 2018. Mr. McPherson graduated from Lewis & Clark College with a bachelor’s degree in Business Administration and from the University of Portland with a master’s degree in Business Administration.

Compensation Changes

In connection with the foregoing changes, effective as of January 1, 2026, the Board approved an increase in Mr. McPherson’s base salary to $1 million per year. Mr. McPherson’s annual cash incentive target under the Company’s annual incentive program for fiscal 2026 will be 150% of his base salary and his annual long-term incentive equity award target will be $6 million. The Board also approved a $1,750,000 equity grant to be granted on January 1, 2026 in connection with Mr. McPherson’s promotion comprised 60% of performance shares and 40% of time-based restricted stock. For the performance shares, 100% of the award will be earned based on the achievement of total shareholder return relative to companies in the Russell 1000 Index (“Relative TSR”). Relative TSR will be measured in three measurement periods as follows: (i) a six-month measurement period from January 1, 2026 to June 27, 2026 (weighted 25%), (ii) a one and a half-year measurement period from January 1, 2026 to July 3, 2027 (weighted 25%) and (iii) a two and a half-year measurement period from January 1, 2026 to July 1, 2028 (weighted 50%). For the time-based restricted stock, the shares will vest in three equal installments beginning on January 1, 2027.

Mr. McPherson will not receive any compensation for his service as a director.

In connection with Mr. Holm’s transition to Executive Chair of the Board, effective January 1, 2026, the Board approved a reduction in Mr. Holm’s annual salary to $600,000 for the remainder of fiscal 2026. Mr. Holm’s annual cash incentive target under the Company’s annual incentive program for fiscal 2026 will be reduced to 100% of his base salary for the remainder of fiscal 2026.

Other than the compensation arrangement described above, there is no arrangement or understanding between Mr. McPherson and any other person pursuant to which he was selected as an executive officer or director. There are no family relationships between Mr. McPherson and any director or other executive officer of the Company. Mr. McPherson does not have any direct or indirect material interest in any transaction in which the Company is a participant that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On December 18, 2025, the Company issued a press release announcing the executive officer changes discussed above. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of Performance Food Group Company.

104	Cover page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE FOOD GROUP COMPANY

Date: December 18, 2025	By:	/s/ A. Brent King
A. Brent King
Executive Vice President, General Counsel and Secretary